Exhibit 4.2

Pharmos Corporation

99 Wood Avenue South, Suite 311

Iselin, New Jersey 08830

January 3, 2008

New Enterprise Associates 10, Limited Partnership

Lloyd I. Miller, III

Robert F. Johnston

Re:	Additional Debenture Investment

Gentlemen:

Reference is made herein to the Securities Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and between Pharmos Corporation (the “Company”) and the purchasers identified on the signature pages thereto (the “Purchasers”) relating to, among other things, the Purchasers’ subscription of Debentures of the Company. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Purchase Agreement.

The undersigned (collectively, the “Investors”) hereby acknowledge that the Company intends to sell an aggregate of $8,000,000 in principal amount of Debentures. Each of the Investors severally, but not jointly, agrees that if the Second Closing Date shall occur no later than 45 days from the date hereof, such Investor shall purchase at the Second Closing (or shall cause one of more of his or its Affiliates to purchase) the following principal amount of Debentures, provided that five days’ advance notice is given:

One third (up to $166,667 each, an aggregate of $500,000 among the three Investors) of that amount equal to the difference between (x) $4,500,000 and (y) the sum of (A) the principal amount of Debentures issued at the First Closing and (B) the principal amount of Debentures issued at the Second Closing to those Purchasers who did not purchase any Debentures at the First Closing, subject and pursuant to all of the terms and conditions of the Purchase Agreement and the documents and agreements delivered thereunder.

The Company hereby agrees that upon receipt of the purchase price from each Investor for any additional Debenture to be acquired at the Second Closing in accordance with this agreement, the Company shall issue such Debenture to such Investor.

This letter agreement is not intended to amend or modify any of the provisions set forth in the Purchase Agreement or any of the documents contemplated to be executed in connection therewith.

Sincerely,

PHARMOS CORPORATION

By: __________________________
Name: S. Colin Neill
Title:	Chief Financial Officer

Acknowledged and Agreed:

NEW ENTERPRISE ASSOCIATES 10, LIMITED PARTNERSHIP

By: NEA PARTNERS 10, LIMITED PARTNERSHIP, its General Partner

By:___________________________

A General Partner

___________________________________ Lloyd I. Miller, III

___________________________________ Robert F. Johnston

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